PROMISSORY NOTE

Borrower:    HF FINANCIAL CORP.
P.O. Box 5000
Sioux Falls, SD 57104

Lender: UNITED BANKERS’ BANK
1650 West 82nd Street
Suite 1500
Bloomington, MN 55431
(952) 881·5800

Principal Amount: $4,000,000.00          Date of Note: October 1, 2014
PROMISE TO PAY. HF FINANCIAL CORP. ("Borrower") promises to pay to UNITED BANKERS' BANK "Lender"), or order, in lawful money of the United States of America, the principal amount of Four Million & 00/100 Dollars {$4,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.
PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid Interest on October 1, 2015, In addition, Borrower will pay regular quarterly payments of all accrued unpaid interest due as of each payment date, beginning January 1, 2015, with all subsequent lntores1 payments to be due on the same day of each quarter after that. Unless otherwise agreed or required by applicable law, payments will be applied flrs1 to any late charges; then to any accrued unpaid interest; then to principal; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate In writing.
VARIABLE INTEREST RATE. The Interest note on this Note is subject to change from time to time based on changes in an index which Is the Lender's Base or Reference Rate United Bankers' Bank Base Rate "UBBA" (the "Index"), Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 3.250% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the ''INTEREST CALCULATION METHOD" paragraph using a rate equal to the Index, adjusted if necessary for any minimum and maximum rate limitations described below, resulting In an initial rate of 4.000% per annum based on a year of 360 days. NOTICE: Under no circumstances will the Interest rate on this Note be less than 4.000% per annum or more than the maximum rata allowed by applicable law.
INTEREST CALCULATION METHOD, Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance Is outstanding. All interest payable under this Note is computed using this method.
PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender In writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid Interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that 1he payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: UNITED BANKERS' BANK, 1650 West S2nd Street. Suite 1500, Bloomington, MN 55431.
LATE CHARGE If a payment is 10 days or more late, Borrower will be charged 5.ooo% of the regularly scheduled payment or $7.28, whichever is greater,
INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be Increased by adding an additional 4.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding Interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable taw,
DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note: Payment Default. Borrower fails to make any payment when due under this Note.
Other Defaults. Borrower tails to comply with or to perform any other term, obligation, covenant or condition contained ln this Note or In any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.
False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.
Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.
Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there Is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.
Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes Incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.
Change In Ownership. Any change in ownership of twenty-five percent {25%} or more of the common stock of Borrower.
Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.
Insecurity. Lender In good faith believes itself Insecure.
Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within fifteen (1 5) days: or (2) If the cure requires more than fifteen (15) days, Immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.
LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.
ATTORNEYS' FEES; EXPENSES. Lender may him or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This Includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including reasonable attorneys' fees, expenses for bankruptcy proceedings !including efforts to modify or vacate any automatic stay or injunction) and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.
JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial In any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

Loan No: 2187612

PROMISSORY NOTE
(Continued)     Page 2

GOVERNING LAW. This Note will be governed by federal law applicable to Landor and. to the extant not preempted by federal law, the laws of the State of Minnesota without regard to its conflicts of low provisions. This Note has been ace opted by Landor in the State of Minnesota.
DISHONORED ITEM FEE. Borrower will pay a fee to Lender of 29.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.
RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable Jaw, to charge or settle all sums owing on the indebtedness against any and all such accounts, and. at Lender's option, to administratively freeze all such accounts to allow lender to protect Lender's charge and setoff rights provided In this paragraph.
COLLATERAL. Borrower acknowledges this Note is secured by all collateral held in possession by United Bankers' Bank, Including the collateral described In the Commercial Pledge Agreement dated September 30, 2009.
LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or IB credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note If: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is Insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit. modify or revoke such guarantor's guarantee of this Note or any other Joan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure,
PRIOR NOTE. This is a renewal but not a satisfaction at Note No. 2187612.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall Inure to the benefit of Lander and its successors and assigns.
GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact wilt not affect the rest of the Note. Lender may delay or forgo enforcing any of Its rights or remedies under this Note without losing them. In addition, Lender shall have oil the rights and remedies provided in the related documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower shall not affect Lender's right to declare a default and to exercise its rights and remedies. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand tor payment, and notice of dishonor. Upon any change In the terms of this Note, and unless otherwise expressly stated In writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time} this loan or release any party or guarantor or collateral; or Impair, fail to realize upon or perfect Lender's security interest in the collateral: and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

SECTION DISCLOSURE. To the extent not preempted by federal law, this Joan is made under Minnesota Statutes, Section 334.01.

PRIOR TO SIGNING THIS NOTE, BORROWER READ ANO UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.
BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE. BORROWER:
HF FINANCIAL CORP.

By:___/s/ Brent Olthoff____

Brent Olthoff, Sr. VP;----Treasurer, CFO of HF FINANCIAL CORP.